SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – February 17, 2006

OMNICARE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-8269	31-1001351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East RiverCenter Boulevard Suite 1600 Covington, Kentucky	41011
(Address of Principal Executive Offices)	(Zip Code)

(859) 392-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 17, 2006, Omnicare, Inc. (“Omnicare”) entered into an amended and restated employment agreement (the “Employment Agreement”) with Timothy E. Bien, the current Senior Vice President of Professional Services and Purchasing of Omnicare. The Employment Agreement provides, among other things, that, effective June 1, 2006, Mr. Bien will assume the title of Special Advisor to the Chief Executive Officer, reporting directly to Omnicare’s Chief Executive Officer. In this capacity, Mr. Bien’s primary responsibilities will include advising Omnicare’s Chief Executive Officer on various matters principally in the areas of purchasing and the transition to Medicare Part D, as well as in transitioning certain of Mr. Bien’s other current duties and responsibilities to several Omnicare employees, so that Mr. Bien can focus on strategic matters as requested by Omnicare’s Chief Executive Officer, including those relating to purchasing and Medicare Part D.

The Employment Agreement is for a term of four years beginning on June 1, 2006 and ending on May 31, 2010 (the “Initial Term”), which Initial Term, unless either Omnicare or Mr. Bien provides written notice of its or his intent not to renew the Employment Agreement at the end of the Initial Term, automatically extends for an additional two-year period ending on May 31, 2012 (the “Renewal Period”). Omnicare and Mr. Bien have agreed that during the first two years of the Initial Term, Mr. Bien’s duties and responsibilities should require a time commitment of approximately 600 to 650 hours annually and during years three and four, approximately 400 hours annually. Omnicare and Mr. Bien will mutually agree on the required time commitment during the Renewal Period at the end of the Initial Term. During each of the first two years of the Initial Term, Mr. Bien will receive an annual salary of $125,000, and for each of the two remaining years of the Initial Term he will receive an annual salary of $90,000. During the Renewal Period, Mr. Bien shall receive an annual salary to be mutually agreed to at that time by Mr. Bien and Omnicare. During the term of the Employment Agreement, Mr. Bien will continue to participate in Omnicare’s employee benefit plans, and the Company has agreed to reimburse Mr. Bien for reasonable personal financial planning expenses up to $15,000 annually and for reasonable and necessary travel and other out-of-pocket expenses in accordance with Omnicare’s standard expense reimbursement policies. Beginning January 1, 2007 and for the remainder of the Initial Term and the Renewal Period, Omnicare will provide Mr. Bien with a monthly stipend of $1,000 per month to reimburse him for business expenses expected to be incurred in connection with the performance of his services.

As an employee of Omnicare, all outstanding stock options and restricted stock held by Mr. Bien will remain outstanding in accordance with their terms, including with respect to vesting and exercisability of such awards. In the event of a termination of Mr. Bien’s employment other than for a “cause” (as defined in the Employment Agreement), Mr. Bien will be entitled to continued payment of his base salary for the remainder of the term of the Employment Agreement (but in no event more than 24 months) and accelerated vesting of all outstanding stock options and restricted stock awards. The Employment Agreement contains restrictive covenants relating to nondisclosure of confidential information of Omnicare and non-competition with Omnicare’s businesses during the term of the Employment Agreement and for 18 months after termination of employment (other than a termination of Mr. Bien without cause), as well as covenants relating to Mr. Bien’s cooperation with Omnicare during the term of the Employment Agreement and for 18 months after termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

By:	/s/ Cheryl D. Hodges
	Name:	Cheryl D. Hodges
	Title:	Senior Vice President and Secretary

Dated: February 23, 2006